EXHIBIT 6.2

LIQUIDATION SUPPORT AGREEMENT

THIS LIQUIDATION SUPPORT AGREEMENT (this “Agreement”) dated as of January [ ], 2016, by and between Fundrise Advisors, LLC (“Advisors”) and Fundrise Equity REIT, LLC (the “Company”).

WHEREAS, the Company has qualified for public sale (the “Offering”) a maximum of $50,000,000 of its common shares (the “Shares”);

WHEREAS, the net proceeds of the Offering will be invested in a diversified portfolio of commercial real estate assets; and

WHEREAS, to mitigate the effect of the Company’s lack of assets, revenue and operating history, and to assist the Company in paying liquidating distributions to the Shareholders, the Company and Advisors desire to enter into this Agreement, pursuant to which Advisors shall agree to make a payment of up to $500,000 in accordance with the terms set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. The following terms, when used herein, shall have the following meanings:

“Advice” means an opinion from nationally recognized REIT tax counsel or accountants, or a ruling from the Internal Revenue Service.

“Advisors” has the meaning set forth in the recitals.

“Affiliate” means with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.

“Agreement” has the meaning set forth in the recitals.

“Business Day” means any day other a Saturday, a Sunday or a day on which banks are required or permitted to close in Washington, DC.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

EXHIBIT 6.2

“Company” has the meaning set forth in the recitals.

“Liquidation Support Payment” means such payment as is due from Advisors to the Company in accordance with Section 2.

“Offering” has the meaning set forth in the recitals.

“Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of [_____], 2015, as amended and/or restated from time to time.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Internal Revenue Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Shares” has the meaning set forth in the recitals.

“Shareholders” shall mean those Persons who purchase Shares in the Offering.

2. Liquidation Support Payment. In the event liquidating distributions to Shareholders (together with any non-liquidating distributions made prior to the Company’s liquidation) is equal to less than a 20% average annual non-compounded return, Advisors hereby agrees to make a Liquidation Support Payment to the Company in accordance with the following table; provided, however, that the amount of the Liquidation Support Payment shall not exceed an amount that would cause the Company to violate the income tests under Sections 856(c)(2) and 856(c)(3) of the Code that the Company must satisfy to qualify as a real estate investment trust, determined by treating any such payment as nonqualifying income for purposes of such income tests unless and to the extent the Company has previously obtained Advice that such payments are not nonqualifying income for purposes of such tests:

Average Annual Non-Compounded Return	Liquidation Support Payment
17.0% or less	$500,000
17.1% to 18.0%	$400,000
18.1% to 19.0%	$300,000
19.1% to 19.9%	$200,000
20.0% or greater	$0

EXHIBIT 6.2

3. Calculation of Average Annual Non-Compounded Return.

(a) For purposes of determining the amount of the Liquidation Support Payment, the average annual non-compounded return will be calculated as follows:

Total Non-Compounded Return	=

Cumulative Non-Liquidating Distributions + Company Net Asset Value – Cumulative
Offering Proceeds (net of returns of capital)
____________________________________________________

Average Quarterly Cumulative Offering Proceeds (net of returns of capital)

Average Annual Non-Compounded Return	=	Total Non-Compounded Return ______________________________________________ # of 12 Month Periods from Inception to Liquidation

(b) “Total Non-Compounded Return” shall be calculated as (a) the sum of (i) the Cumulative Non-Liquidating Distributions previously made by the Company with respect to the Company’s Shares plus (ii) the Company’s NAV (as defined in the Operating Agreement) as of the date of liquidation (equal to the Company’s then NAV per Share multiplied by the number of outstanding Shares as of the date of liquidation) less (b) cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes). This balance will be divided by the Company’s Average Quarterly Cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes).

(c) “Average Quarterly Cumulative Offering Proceeds (net of returns of capital for U.S. federal income tax purposes)” shall be calculated as follows: (a) the sum of (i) the Offering Proceeds at the beginning of each quarter plus (ii) the Offering Proceeds at the end of such quarter divided by (iii) two (2) with such result then divided by (b) the number of quarters (or portion thereof) that have elapsed from the date of the initial closing of this offering to the date of the Company’s liquidation.

(d) “Average Annual Non-Compounded Return” shall be calculated as follows: (a) the Total Annual Non-Compounded Return divided by (b) the number of twelve-month periods that have elapsed from the date the initial closing of the Offering to the date of the Company’s liquidation.

(e) “Annual” calculations will be based on each twelve-month period (or portion thereof) commencing with the date of the initial closing of the Offering through the date of the Company’s liquidation; and “Offering Proceeds” will be equal to the aggregate gross offering proceeds the Company raises from the sale of Shares (i) in the Offering and (ii) to Advisors and its affiliates in the private placement prior to the Offering.

EXHIBIT 6.2

4. Term. This Agreement shall be in effect until the earlier of (a) the date the Liquidation Support Payment is determined and satisfied by Advisors (including if no payment is required under the Liquidation Support Payment); or (b) the date upon which neither Advisors nor another Affiliate of Advisors is serving as the Company’s Manager (as such term is defined in the Operating Agreement) with responsibility for the Company’s day-to-day operations.

5. Notices. All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to Advisors at the address set forth below:

Fundrise Advisors, LLC
1519 Connecticut Ave., Suite 200
Washington, DC 20036

or to such other address as Advisors may designate to the Company in writing. Notices shall be effective upon receipt in the case of personal delivery or one Business Day after being sent in the case of delivery by overnight courier.

6. Reserved.

7. Assignment; Third Party Beneficiaries. This Agreement may not be assigned by either party; provided, however, that Advisors may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve Advisors of its obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

8. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to conflict of laws provisions.

9. Amendment. No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

10. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts.

[The remainder of this page is intentionally left blank. Signature page follows.]

EXHIBIT 6.2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

FUNDRISE EQUITY REIT, LLC
By: Fundrise Advisors, LLC Title: Manager

By: _____________________________________________ Name: Benjamin Miller Title: Chief Executive Officer

FUNDRISE ADVISORS, LLC

By: _____________________________________________ Name: Benjamin Miller Title: Chief Executive Officer

[Signature Page to Liquidation Support Agreement – Fundrise Equity REIT, LLC]